Exhibit T3E(a)
IDLEAIRE TECHNOLOGIES CORPORATION
CONSENT SOLICITATION STATEMENT
Solicitation of Consents Relating to
Proposed Amendment of the Indenture and
Proposed Amendment of Warrant Agreement

Title of Security	Principal Amount Outstanding	CUSIP Nos.
Units comprising of 13% Senior Secured Discount Notes due 2012 and 320,000 Warrants (“Units”)(1)	$ 320,000,000	45169F AA6 45169F AB4 U44942 AA5
13% Senior Secured Discount Notes due 2012 (“Restricted Old Notes ”)(1)		45169F AC2 45169F AD0 U44942 A83
320,000 Warrants to Purchase Common Stock (“Existing Warrants”)(1)		45169F 11 6 45169F 12 4 U44942 11 5
13% Senior Secured Discount Notes due 2012 (“Registered New Notes”)(2)		45169F AE8

(1)	Under the Indenture (as defined below), Units (CUSIP 45169F AA6, 45169 F AB4 and U44942 AA5) consisting of Restricted Old Notes (CUSIP 45169F AC2, 45169F AD0 and U44942 A83 ) and Existing Warrants (CUSIP 45169F 11 6, 45169F 12 4 and U4494 2115) were issued in December 2005. The Existing Warrants are exercisable into shares of common stock representing 30% of IdleAire’s common stock on a fully-diluted basis. The Restricted Old Notes and Existing Warrants became separable as of June 30, 2006.

(2)	On July 18, 2007, IdleAire filed with the Securities and Exchange Commission a prospectus in connection with an exchange offer of Registered New Notes (CUSIP 45169F AE8) for the Restricted Old Notes. The exchange offer expired at 5:00 p.m. New York City Time, on August 14, 2007.

THIS CONSENT SOLICITATION WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON SEPTEMBER 13, 2007, UNLESS OTHERWISE EXTENDED OR EARLIER TERMINATED (AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”).

     IdleAire Technologies Corporation, a Delaware corporation (“IdleAire”), is soliciting consents (the “Consents”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as it may be amended or supplemented from time to time, the “Consent Solicitation Statement”) and the accompanying Letter of Consent (the “Letter of Consent” and, together with this Consent Solicitation Statement, the “Consent Solicitation” ), to:
     1. The Proposed Indenture Amendment - the proposed amendment of the Indenture, dated as of December 30, 2005 (the “Indenture”), among IdleAire, as Issuer, the Guarantors named therein, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), under which Units consisting of Restricted Old Notes and Existing Warrants, the Restricted Old Notes and the Registered New Notes were issued; and
     2. The Proposed Warrant Amendment - the proposed amendment of the Warrant Agreement, dated as of December 30, 2005 (the “Warrant Agreement”), between IdleAire and Wells Fargo Bank, National Association, as Warrant Agent, that governs the Existing Warrants.
     You are receiving this Consent Solicitation Statement because you are (i) shown on the records of the registrar for the Notes as a registered holder of the Notes as of 5:01 P.M., New York City time, on August 14, 2007 (the “Record Date”) or you are a DTC Participant (as defined below) who beneficially owns, or are a custodian for a beneficial owner of, the Notes (each, a “Note Holder”) and/or (ii) shown on the records of the Warrant Agent as a registered holder of Existing Warrants or you are a DTC Participant who beneficially owns, or are a custodian for a beneficial owner of, the Existing Warrants as of the Record Date (each, a “Warrant Holder”.
     For purposes of this Consent Solicitation, “Restricted Old Notes” and “Registered New Notes” are collectively referred to as the “Notes;” and “Proposed Indenture Amendment” and “Proposed Warrant Amendment” are collectively referred to as the “Proposed Amendments”; and “Note Holders” and “Warrant Holders” are collectively referred to as the “Holders.”
     The Letter of Consent requires that you separately evidence your consent to each of the Proposed Indenture Amendment and Proposed Warrant Amendment in your capacity as a Note Holder or Warrant Holder, as appropriate.
The Proposed Indenture Amendment
     Under the Indenture, IdleAire, on June 15, 2009, is required to issue and deliver to the Note Holders as of June 1, 2009 additional warrants (the “Contingent Warrants”) to purchase up to 10% of its outstanding common stock if the consolidated cash flow of IdleAire for the fiscal year ended December 31, 2008 does not equal or exceed $40 million (the “Cash Flow Provision”). The Proposed Indenture Amendment would (i) amend the Indenture to add a new provision that would require IdleAire, upon closing of IdleAire’s initial underwritten public offering of common stock raising aggregate net proceeds of not less than $100 million on or before June 30, 2008 (the “Qualified Public Offering”), to issue and deliver to an escrow for the benefit of the persons that are identified by IdleAire as the beneficial owners of the Notes as of the date of the Qualified Public Offering (“Restricted Common Shares Recipients”) 7,204,835 shares of common stock (“Restricted Common Shares”), representing approximately 5.0% of the total number of shares of IdleAire’s common stock deemed outstanding as of the Record Date (calculated on a fully diluted basis, assuming exercise of all outstanding options, warrants (including the Existing Warrants) and other convertible securities, and issuance of the Restricted Common Shares, but not including the Contingent Warrants and shares of common stock issued in the Qualified Public Offering), and (ii) amend the Cash Flow Provision to provide for the termination of IdleAire’s obligation to deliver the Contingent Warrants if Restricted Common Shares are issued and delivered upon a Qualified Public Offering. IdleAire will identify the Restricted Common Shares Recipients through commercially reasonable efforts, including appropriate inquiries of DTC and DTC Participants, and other broker-dealers, commercial banks, trust companies or other nominees as necessary. The Restricted Common Shares Recipients will be identified in a schedule to the escrow agreement establishing the escrow. Under the terms of the escrow, the Restricted Common Shares Recipients will not be able to transfer or otherwise dispose of the Restricted Common Shares for a 360-day period following the Qualified Public Offering without the agreement of IdleAire, effectively locking up those shares for that period. At the end of the escrow period, the escrow agent will distribute the Restricted Common Shares to the Restricted Common Shares Recipients. Any fractional shares will be rounded down to the nearest whole number.
     If valid Consents representing at least two-thirds of the aggregate Accreted Value of the Notes (the “Requisite Indenture Consents”) have been received on or before the Expiration Date (and have not been revoked) and the other conditions set forth herein are satisfied or waived, the Proposed Indenture Amendment will be approved and IdleAire will execute an amendment to the Indenture (the “Indenture Amendment”) on or promptly after the Expiration Date to provide the following:
•	upon consummation of the Qualified Public Offering, IdleAire will issue Restricted Common Shares in the name of the third party institutional escrow agent and deliver the Restricted Common Shares to an escrow for the benefit of the Restricted Common Shares Recipients;

•	the Cash Flow Provision will become null and void, and be of no further force and effect upon issuance and delivery of the Restricted Common Shares to the escrow;

•	pursuant to the terms of the escrow, the Restricted Common Shares Recipients may not transfer or otherwise dispose of the Restricted Common Shares for 360 days following the Qualified Public Offering; and

•	in the absence of a Qualified Public Offering, no Restricted Common Shares will be issued and the Cash Flow Provision will remain operative and in full force and effect.
     The Restricted Common Shares will not be registered at the time of their issuance. In addition to the restrictions on transfer provided by the escrow, holders of Restricted

Common Shares cannot sell, dispose or engage in any hedging transactions with respect to the Restricted Common Shares unless in compliance with the Securities Act of 1933, as amended. The certificates representing the Restricted Common Shares will bear a legend reflecting these restrictions.
     No Restricted Common Shares will be issued if any of the following occurs:
•	the Requisite Indenture Consents are not received on or prior to the Expiration Date;

•	the Consent Solicitation is withdrawn for any reason; or

•	there is no Qualified Public Offering.
     If the Proposed Indenture Amendment is approved and the Indenture Amendment becomes effective, the Indenture Amendment will bind all Note Holders, including those who did not give their Consent.
Proposed Warrant Amendment
     Under the Warrant Agreement, the Warrant Holders have the right to exercise their Existing Warrants to receive shares of common stock representing 30% of IdleAire’s common stock on a fully-diluted basis. To facilitate a future underwritten public offering, IdleAire is also asking that Warrant Holders approve the Proposed Warrant Amendment to provide for a 180-day lock-up with respect to the Existing Warrants and the shares of common stock to be issued upon exercise of the Existing Warrants (the “Warrant Shares”) following the Qualified Public Offering.
     If valid Consents from the Holders of at least a majority of the outstanding Existing Warrants (“Requisite Warrant Consents”) have been received on or before the Expiration Date (and have not been revoked), the Proposed Warrant Amendment will be approved and IdleAire and the Warrant Agent will execute an amendment to the Warrant Agreement (“Warrant Amendment”) on or promptly after the Expiration Date to provide that the Warrant Holders may not transfer or otherwise dispose of the Existing Warrants, or any Warrant Shares, for 180 days following the Qualified Public Offering.
     The Existing Warrants (and Warrant Shares) are not registered. Holders cannot sell, dispose or engage in any hedging transactions with respect to Existing Warrants and Warrant Shares unless in compliance with the Securities Act of 1933, as amended.
     If the Proposed Warrant Amendment is approved and the Warrant Agreement becomes effective, the Warrant Amendment will bind all Holders of Existing Warrants, including those that did not give their Consent.
     Other than the issuance of the Restricted Common Shares described above, no consideration will be paid and no consent payment will be made to the consenting Holders in connection with this Consent Solicitation.

     This Consent Solicitation is being made to the Holders and their duly designated proxies. As of the Record Date, all of the Notes and Existing Warrants were held through The Depository Trust Company (“DTC”) by participants in DTC (“DTC Participants”). DTC will issue an “omnibus proxy” authorizing DTC Participants as of the Record Date to execute the Letter of Consent. Holders (including DTC Participants acting under the omnibus proxy) must complete, sign, date and deliver by mail or facsimile to the Tabulation Agent at the address or number set forth on the back cover of this Consent Solicitation Statement, and not revoke, valid Consents on or before the Expiration Time to approve the Proposed Amendments. A beneficial owner of an interest in Notes or the Existing Warrants held through a DTC Participant must properly instruct such DTC Participant to cause a Letter of Consent to be given in respect of such Notes or Existing Warrants on such beneficial owner’s behalf.
     IdleAire does not believe it is currently in Default under the Indenture or the Warrant Agreement. If the Requisite Indenture Consents are not obtained, the Indenture and the Notes will remain in full force and effect. If the Requisite Warrant Consents are not obtained, the Warrant Agreement and the Existing Warrants will remain in full force and effect.
     IdleAire reserves the right to further amend the Consent Solicitation or extend the Expiration Date in its sole discretion, as further described herein.
     HOLDERS SHOULD DELIVER CONSENTS ONLY TO THE TABULATION AGENT. Under no circumstances should any Holder tender their Notes or Existing Warrants to IdleAire, the Tabulation Agent, the Information Agent, the Trustee, the Warrant Agent or any other party at any time.
     None of the Trustee, the Warrant Agent, DTC, the Tabulation Agent or the Information Agent (each as defined herein) makes any recommendation as to whether or not Holders should deliver their Letters of Consent. For additional information relating to the Consent Solicitation, please contact the Tabulation Agent or the Information Agent, as applicable, at the address and telephone number set forth on the back cover of this Consent Solicitation Statement.
     IdleAire has instructed the Information Agent that the Information Agent may not solicit acceptances of, or make any recommendation regarding acceptance or rejection of, the Consent Solicitation.
     This Consent Solicitation Statement describes the purposes and effects of the Proposed Amendments and the procedures for delivering and revoking Consents. Please read it carefully.
     IdleAire advises all Holders to review the section entitled “Certain U.S. Federal Income Tax Considerations,” which contains important considerations concerning the U.S. federal income tax consequences of the Consent Solicitation as currently structured.
     Recipients of this Consent Solicitation Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax

v

advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Consent Solicitation.
August 15, 2007

IMPORTANT INFORMATION REGARDING THE CONSENT SOLICITATION
     Each consenting Holder should complete, sign and date the Letter of Consent included herewith (or a facsimile thereof) in accordance with the instructions therein, have its signature thereon guaranteed, if required, and mail or deliver it and any other required documents to the Tabulation Agent at its address set forth on the back cover hereof for receipt on or prior to the Expiration Date.
     Only Holders of record as of the Record Date (or their duly designated proxies) and DTC Participants acting under the omnibus proxy may execute Letters of Consent. Once delivered, Consents may be revoked at any time prior to Expiration Date. Any beneficial owner of Notes or Existing Warrants who desires to deliver a Consent but who is not a Holder of record of such Notes or Existing Warrants as of the Record Date or a DTC Participant acting under the omnibus proxy (including any beneficial owner holding through a broker, dealer, commercial bank, trust company or other nominee) must arrange with the person who is such a Holder of record to execute and deliver a Consent on behalf of such beneficial owner.
     Any questions or requests for assistance with completing and delivering the Letter of Consent or for additional copies of this Consent Solicitation Statement, the Letter of Consent or related documents may be directed to the Tabulation Agent at its address and telephone number set forth on the back cover hereof. A Holder may also contact the Company or the Information Agent at its telephone number set forth on the back cover hereof or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.
     The Consent Solicitation is not being made to, and Consents are not being solicited from, Holders in any jurisdiction in which it is unlawful to make such solicitation or grant such Consent. The delivery of this Consent Solicitation Statement shall not under any circumstances create any implication that the information set forth herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in our affairs since the date of this Consent Solicitation Statement. The delivery of this Consent Solicitation Statement is not intended to be, and shall not be construed to be, any admission by IdleAire that there is an existing default or an event of default under the Indenture, which is expressly denied.
     NEITHER THIS CONSENT SOLICITATION STATEMENT NOR THE LETTER OF CONSENT NOR ANY RELATED DOCUMENTS HAVE BEEN APPROVED OR REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY. NO AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT OR ANY RELATED DOCUMENTS, AND IT IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.

     The transfer of Notes or Existing Warrants after the Record Date will not have the effect of revoking any Consent theretofore given by a Holder with respect to such Notes or Existing Warrants, and each properly completed and executed Letter of Consent will be effective, notwithstanding any transfer of the Notes or Existing Warrants to which that Letter of Consent relates, unless the procedure for revoking consents described herein is satisfied.
     IdleAire expressly reserves the right, in its discretion and regardless of whether any of the conditions described under “The Consent Solicitation—Conditions to Acceptance of Consents” have been satisfied, subject to applicable law, at any time prior to the Expiration Date, to (i) terminate or withdraw the Consent Solicitation for any reason, (ii) waive any of the conditions to the acceptance of consents, (iii) extend the Expiration Date, (iv) amend the terms of the Consent Solicitation, (v) purchase Notes or Existing Warrants from time to time, including during the Consent Solicitation, or (vi) modify the form or amount of the consideration to be offered pursuant to the Consent Solicitation; provided, however, that if the Consent Solicitation is amended or modified in a manner determined by IdleAire in good faith to constitute a material adverse change to the Holders, IdleAire will promptly disclose such amendments or modification in a manner it deems in good faith appropriate and will, if appropriate, extend the Consent Solicitation for a period it deems in good faith adequate to permit the Holders to deliver and/or revoke their Consents. Even if a Holder has validly delivered (and not revoked) Consents, such Consents may not be accepted by IdleAire if all of the other conditions to acceptance of Consents have not been satisfied or waived, if the Consent Solicitation is terminated or withdrawn for any reason, or if the Indenture Amendment or the Warrant Amendment does not otherwise become effective for any reason.
     No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Consent and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by IdleAire, the Trustee, the Information Agent, the Tabulation Agent or any other person. The statements made in this Consent Solicitation Statement are made as of the date hereof, and the delivery of this Consent Solicitation Statement and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
INFORMATION ABOUT IDLEAIRE	6
BACKGROUND OF THE CONSENT SOLICITATION	7
CERTAIN CONSIDERATIONS	9
THE PROPOSED AMENDMENTS	10
The Proposed Indenture Amendment	10
The Proposed Warrant Amendment	13
THE CONSENT SOLICITATION	16
Overview	16
Restricted Common Shares	17
Record Date	17
Conditions to Acceptance of Consents	17
Expiration Date; Extensions; Amendments	18
Procedures for Consenting	19
Revocation of Consents	20
INFORMATION AGENT AND TABULATION AGENT	21
Information Agent	21
Tabulation Agent	21
Fees and Expenses	22
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	23
FORWARD-LOOKING STATEMENTS	30
WHERE YOU CAN FIND MORE INFORMATION	31
MISCELLANEOUS	32

SUMMARY TERM SHEET
     This summary term sheet highlights certain material information in this Consent Solicitation Statement, but does not describe all of the details of the Consent Solicitation to the same extent described in this Consent Solicitation Statement and the accompanying Letter of Consent. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Consent Solicitation Statement and the accompanying Letter of Consent. You are urged to read these documents in their entirety because they contain the full details of the Consent Solicitation.

What is the Consent Solicitation?	IdleAire is soliciting consents from the Holders as of 5:01 p.m., New York City time, August 14, 2007 (the “Record Date”), for approval of the Proposed Amendments.

The Proposed Indenture Amendment requires for effectiveness receipt of the Requisite Indenture Consents and receipt by the Trustee of an officers’ certificate from IdleAire certifying that Requisite Indenture Consents to the Proposed Indenture Amendment have been received (and not properly revoked) and have been accepted by IdleAire.

The Proposed Warrant Amendment requires for effectiveness receipt of the Requisite Warrant Consents.

What is the Proposed Indenture Amendment?	If the Proposed Indenture Amendment is approved and the Indenture Amendment becomes effective, the Indenture Amendment will provide that:

•     upon consummation of IdleAire’s initial underwritten public offering of common stock raising an aggregate net proceeds of not less than $100 million on or before June 30, 2008 (“Qualified Public Offering”), IdleAire will issue in the name of an institutional escrow agent and deliver to an escrow for the benefit of the persons identified by IdleAire as beneficial owners of the Notes as of the consummation of the Qualified Public Offering (the “Restricted Common Shares Recipients”) 7,204,835 shares of common stock (“Restricted Common Shares”), representing approximately 5.0% of the total number of shares of IdleAire’s common stock deemed outstanding as of the Record Date (calculated on a fully diluted basis, assuming exercise of all outstanding options, warrants (including the Existing Warrants) and other convertible securities, and the issuance of the Restricted Common Shares, but not including the Contingent Warrants or any shares of common stock to be issued in a Qualified Public Offering);

•     the requirement that IdleAire issue and deliver to the Holders of the Notes as of June 1, 2009 additional warrants (the “Contingent Warrants”) to purchase up to 10% of its outstanding common stock if the consolidated cash flow of IdleAire for the fiscal year ended December 31, 2008 does not equal or exceed $40 million (the “Cash Flow Provision”) will become null and void and will be of no further force and effect upon issuance and delivery of the Restricted Common Shares to the escrow account;

•     pursuant to the escrow, the Restricted Common Shares Recipients will not be able to transfer or otherwise dispose of the Restricted Common Shares for 360 days following the Qualified Public Offering; and

• in the absence of a Qualified Public Offering, no Restricted Common Shares will be issued and the Cash Flow Provision will remain operative and in full force and effect.

How will the Restricted Common Shares Recipients be Identified?	IdleAire will use commercially reasonable efforts, including appropriate inquiries of DTC and the DTC Participants, and other broker-dealers, commercial banks, trust companies or other nominees, as necessary, to identify the beneficial owners of the Notes as of the Qualified Public Offering. The Restricted Common Shares Recipients will be identified in a schedule to the escrow agreement establishing the escrow.

What is the Proposed Warrant Amendment?	If the Proposed Warrant Amendment is approved and the Warrant Amendment becomes effective, the Warrant Amendment will provide that Warrant Holders may not transfer or otherwise dispose of the Existing Warrants, or any underlying Warrant

Shares, for 180 days following the Qualified Public Offering.

What is the Purpose of the Proposed Amendments?	The Proposed Amendments, if approved, will (i) provide certainty to IdleAire’s capital structure by removing IdleAire’s contingent obligation to issue the Contingent Warrants and replacing it with an obligation certain to issue the Restricted Common Shares in the event of a Qualified Public Offering, and (ii) facilitate a future underwritten public offering.

Will I receive anything if the Proposed Amendments are approved?	No consent fee or other consideration is being paid to Holders in connection with the Consent Solicitation. However, if the Proposed Indenture Amendment is approved and Indenture Amendment becomes effective, upon consummation of the Qualified Public Offering, IdleAire will deliver the Restricted Common Shares to an escrow for the benefit the Restricted Common Shares Recipients.

When does the Consent Solicitation expire?	The Consent Solicitation will expire on September 13, 2007, at 10:00 a.m., New York City time, unless it is further extended or earlier terminated (as the same may be extended or earlier terminated, the “Expiration Date”).

When will the Proposed Amendments become effective if the Requisite Consents are received?	Approval of the Proposed Indenture Amendment requires receipt on or before the Expiration of valid Consents from Note Holders representing at least two-thirds of the aggregate Accreted Value of the Notes. Approval of the Proposed Warrant Amendment requires receipt on or before the Expiration Date of valid Consents from Warrant Holders of at least a majority of the outstanding Existing Warrants.

The Proposed Amendments will become effective only upon due execution and delivery of an Indenture Amendment by IdleAire and the Trustee, and the Warrant Amendment by IdleAire and the Warrant Agent. IdleAire intends to execute and deliver those documents promptly after the Expiration Date if the Requisite Consents have been obtained.

What are the conditions to	The obligation of IdleAire to accept the Letters of

acceptance of the Consent?	Consent is subject to the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding, if adversely determined) would make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the execution and delivery of the Indenture Amendment and the Warrant Amendment or that would question the legality or validity of either.

Can the Consent Solicitation be extended, and under what circumstances?	IdleAire expressly reserves the right to extend the Consent Solicitation at any time and for any reason. Any extension of the Consent Solicitation by IdleAire will be followed by public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after such extension of the Expiration Date. Without limiting the manner in which IdleAire may choose to make such announcement, IdleAire will not, unless otherwise required by applicable law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

Can the Consent Solicitation be amended or terminated, and under what circumstances?	Yes. IdleAire expressly reserves the right, subject to applicable law, to terminate or withdraw the Consent Solicitation prior to the Expiration Date, or otherwise amend the terms of the Consent Solicitation in any respect. If the Consent Solicitation is amended or modified in a manner determined by IdleAire in good faith to constitute a material adverse change to the Holders, IdleAire will promptly disclose such amendments or modification in a manner it deems in good faith appropriate and will, if appropriate, extend the Consent Solicitation for a period it deems in good faith to be adequate to permit the Holders to deliver and/or revoke their Letters of Consent.

If I change my mind, can I revoke my Consent?	A Holder that has delivered a Letter of Consent may revoke such consents at any time prior to the Expiration Date in accordance with the procedures described herein.

To be valid, a notice of revocation must (i) be in writing, (ii) contain the name of the Holder and the aggregate principal amount of Notes and/or the number of Existing Warrants to which it relates, (iii) be signed in the same manner as the Letter of Consent, or accompanied by a duly executed proxy or other authorization (in form satisfactory to IdleAire) by the Holder, and (iv) be received by the Tabulation Agent in accordance with the instructions contained herein prior to the Expiration Date. All revocations of Consents must be sent to the Tabulation Agent at its address set forth in the Letter of Consent.

Are there U.S. federal income tax implications of the Proposed Indenture Amendment?	The approval of the Proposed Indenture Amendment will be treated as a deemed exchange for U.S. federal income tax purposes with respect to the Notes. IdleAire intends to take the position that, although not free from doubt, the deemed exchanges will constitute a tax-free recapitalization for U.S. federal income tax purposes.

For a more detailed discussion of certain U.S. federal income tax considerations relating to the Consent Solicitation, see “Certain U.S. Federal Income Tax Considerations.”

Of whom may I ask questions about the mechanics of the Consent Solicitation?	If you have questions about the mechanics of the Consent Solicitation, you may contact the information agent for the Consent Solicitation (the “Information Agent”), Jefferies & Company, Inc., whose address and telephone number are set forth on the back cover of this Consent Solicitation Statement. IdleAire has instructed the Information Agent that the Information Agent may not solicit acceptances of, or make any recommendation regarding acceptance or rejection of, the Consent Solicitation. You may also contact the Company at its address and telephone number set forth on the back cover of this Consent Solicitation Statement. Holders may also contact their broker-dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

Who is the Tabulation Agent?	Wells Fargo Bank, N.A. is serving as Tabulation

Agent (the “Tabulation Agent”) in connection with the Consent Solicitation. Its address and telephone numbers are set forth on the back cover of this Consent Solicitation Statement. Requests for assistance in completing and delivering Letters of Consent or requests for additional copies of the Consent Solicitation Statement or the Letter of Consent should be directed to the Tabulation Agent. The executed Letter of Consent and any other documents required by the Letter of Consent should be sent to the Tabulation Agent, and not to IdleAire, the Information Agent, DTC the Trustee or the Warrant Agent.
INFORMATION ABOUT IDLEAIRE
     IdleAire Technologies Corporation is the leading provider of in-cab idle reduction, driver work environment, communication, safety and other training services to the long-haul trucking industry through its patented Advanced Travel Center Electrification®, or ATE® system. Currently, long-haul truck drivers idle their trucks during federally-mandated resting periods to maintain comfortable in-cab temperatures, provide electric power, keep fuel from freezing and warm the engine block in extremely cold weather. However, the practice of idling has come under pressure as fleet owners are increasingly concerned about fuel usage, engine wear and driver sleep deprivation. In addition, many states have sought to ban idling because of the extensive air pollution. IdleAire provides its services at a cost that is significantly less than the cost of diesel fuel burned during idling. IdleAire believes that its ATE® system is the only commercial idling-reduction alternative that provides significant value to all key stakeholders in the trucking industry without imposing additional costs.
     For more information about IdleAire, please see the following documents that we have filed with the Securities and Exchange Commission (“SEC”), which we incorporate by reference herein , and which are publicly available through the EDGAR portion of the SEC’s website at www.sec.gov:
•	Form 10-KSB For the fiscal year ended December 31, 2006

•	Form 10-QSB for the quarterly period ended March 31, 2007

•	Form 10-QSB for the quarterly period ended June 30, 2007

BACKGROUND OF THE CONSENT SOLICITATION
     Pursuant to Section 4.18(a) of the Indenture (the “Cash Flow Provision”), if IdleAire’s consolidated cash flow for the year ended December 31, 2008 does not equal or exceed $40.0 million, IdleAire is required to issue to each Note Holder additional warrants entitling such Note Holder to purchase an aggregate number of shares of IdleAire’s Common Stock equal to the product of (i) 10.0% of IdleAire’s Common Stock outstanding immediately following such issuance (calculated on a fully diluted basis, assuming exercise of all outstanding options, warrants and other convertible securities, including such additional warrants) multiplied by (ii) a fraction (A) the numerator of which is the aggregate principal amount of Notes registered in the name of such Note Holder on the record date immediately preceding June 15, 2009, and (B) the denominator of which is the aggregate principal amount of Notes outstanding on such record date (the “Contingent Warrants”).
     IdleAire desires to provide certainty to its capital structure. If approved, the Indenture Amendment would accomplish this purpose by amending the Indenture to eliminate the Note Holders’ contingent right to receive Contingent Warrants pursuant to the Cash Flow Provision if there is a Qualified Public Offering and providing in the alternative for the issuance of Restricted Common Shares on a Qualified Public Offering to the Restricted Common Shares Recipients (as defined below).
     The Restricted Common Shares will be issued in the name of a third-party institutional escrow agent and held in escrow for 360 days from the date of the Qualified Public Offering (the “Escrow Period”) for the benefit of those persons that are identified by IdleAire as beneficial owners of the Notes as of the closing of the Qualified Public Offering (“Restricted Common Shares Recipients”). IdleAire will use commercially reasonable efforts, including appropriate inquiries of DTC and DTC Participants, and other broker-dealers, commercial banks, trust companies or other nominees to identify the beneficial owners of the Notes as of the Qualified Public Offering. The Restricted Common Shares Recipients will be identified in a schedule to the escrow agreement establishing the escrow. The Restricted Common Shares will be released from the escrow to the Restricted Common Shares Recipients upon expiration of the Escrow Period. During the Escrow Period, no Restricted Common Shares Recipient may sell, contract to sell, transfer, pledge, grant an option to purchase, make any short sale or otherwise dispose of the Restricted Common Shares. In the absence of a Qualified Public Offering, no Restricted Common Shares will be issued and the Cash Flow Provision, together with all other provisions of the Indenture, will remain operative and in full force and effect.
     Under the Warrant Agreement, Warrants Holders have the right to exercise their Existing Warrants to receive shares of common stock representing 30% of IdleAire’s common stock on a fully-diluted basis. To facilitate a future underwritten public offering, IdleAire desires to approve the Warrant Amendment which would amend the Warrant Agreement to provide for a lock-up for 180 days following a Qualified Public Offering with respect to the Existing Warrants and Warrant Shares.

     The Letter of Consent requires that you separately evidence your consent to each of the Proposed Indenture Amendment and Proposed Warrant Amendment. If an effective Indenture Amendment is not executed, the Indenture and the Notes will each remain in full force and effect. If an effective Warrant Amendment is not executed, the Warrant Agreement and the Existing Warrants will each remain in full force and effect. However, the Proposed Indenture Amendment and Proposed Warrant Amendment are not contingent upon one another, and so the failure of the Proposed Indenture Amendment to become effective will not cause the Proposed Warrant Amendment to fail to become effective, and vice versa.
     Consequently, subject to the terms and conditions of the Consent Solicitation as set forth in this Consent Solicitation Statement and the accompanying Letter of Consent, IdleAire is requesting Consents to the Proposed Amendments.

CERTAIN CONSIDERATIONS
     In deciding whether to deliver a Letter of Consent, each Holder should consider carefully, in addition to the information set forth above under “Background of the Consent Solicitation,” the Risk Factors set forth in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-QSB that have been filed in 2007, and the other information contained or incorporated by reference in this Consent Solicitation Statement and in the Letter of Consent, the matters discussed below:
     Restricted Common Shares and Existing Warrants and Warrant Shares will be subject to a lock-up period following the Qualified Public Offering.
     If the Proposed Indenture Amendment is approved, the Restricted Common Shares to be issued upon the Qualified Public Offering will be issued in the name of an institutional escrow agent, and delivered and held in escrow for 360 days after the Qualified Public Offering. Although the escrow will be established for the benefit of the Restricted Common Shares Recipients, such persons may not sell, contract to sell, transfer, pledge, grant an option to purchase, make any short sale or otherwise dispose of any Restricted Common Shares during the Escrow Period. In other words, the Restricted Common Shares Recipients may not receive the economic benefit of their Restricted Common Shares until June 30, 2009 at the latest.
     Additionally, if the Proposed Warrant Amendment is approved, Warrant Holders will be subject to the lock-up of the Existing Warrants and Warrant Shares for 180 days following the Qualified Public Offering.
     There is no assurance that a Qualified Public Offering will occur.
     Although IdleAire has recently announced that it has plans to proceed with an initial public offering of its common stock, there is no assurance that the offering will take place. In the absence of a Qualified Public Offering, no Restricted Common Shares will be issued, and the Cash Flow Provision, together with all other provisions of the Indenture, will remain operative and in full force and effect.
     In making a decision whether to consent to the Proposed Indenture Amendment, Note Holders should assume that, absent the Proposed Indenture Amendment, IdleAire could be required to issue the Contingent Warrants in June 2009.
     IdleAire cannot accurately predict its consolidated cash flow for the fiscal year ended December 31, 2008. As a result, IdleAire cannot predict whether, in the absence of the Proposed Indenture Amendment, IdleAire will be required to issue Contingent Warrants to purchase up to 10% of its then-outstanding common stock. Under certain scenarios, it is possible that IdleAire could record consolidated cash flow of less than $40 million in fiscal 2008, and therefore would be required to issue the Contingent Warrants in June 2009 in the absence of the Proposed Indenture Amendment. As a result, Holders should assume that, absent the Proposed Indenture Amendment, IdleAire could be required to issue the Contingent Warrants in June 2009.
THE PROPOSED AMENDMENTS
The Proposed Indenture Amendment
     Section 8.02 of the Indenture provides that IdleAire and the Trustee may amend the Indenture with the written consent of the Note Holders of at least two-thirds of the aggregate Accreted Value of the Notes outstanding as of the Record Date approving the substance of the proposed amendments. IdleAire is soliciting Consents from the Note Holders in accordance with this provision.
     Set forth below is a summary of the Proposed Indenture Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the Indenture Amendment, a form of which is attached hereto as Annex I. Any capitalized terms which are used in the following summary of the Proposed Indenture Amendment have the meanings assigned thereto in the Indenture.
• Section 1.01 of the Indenture will be amended to add the following definitions:
          “Qualified Public Offering” means the closing on or before June 30, 2008 of the initial underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate net proceeds to the Issuer from such offering (before underwriters discounts and commissions) are not less than $100 million.
          “Restricted Common Shares Determination Date” means the date of the consummation of the Qualified Public Offering.
          “Restricted Common Shares Escrow Agent” means an institutional escrow agent identified by the Issuer and designated as the Escrow Agent under the Restricted Common Shares Escrow Agreement.
          “Restricted Common Shares Escrow Agreement” means the Restricted Common Shares Escrow Agreement, to be dated on or about the date of the closing of the Qualified Public Offering, in a form to be agreed upon by the Issuer and the Restricted Common Shares Escrow Agent pursuant to which the escrow provisions of Section 2.19 are established.”
          “Restricted Common Shares Recipients” means the Persons identified by the Issuer as the beneficial owners of the Notes as of the Restricted Common Shares Determination Date in accordance with this Indenture.
• Section 1.02 of the Indenture will be amended to add the following term and section references:
          “ “Restricted Common Shares”                    2.19

          “Restricted Common Share Certificates”    2.19”
• The Indenture will be amended to add a new Section 2.19 as follows:
     “SECTION 2.19. Restricted Common Shares.
          (a) If the Qualified Public Offering occurs, as of Restricted Common Shares Determination Date, the Issuer shall issue to the Restricted Common Shares Escrow Agent for the benefit of the Restricted Common Shares Recipients 7,204,835 shares of Common Stock (the “Restricted Common Shares”), representing approximately 5.0% of the Issuer’s Common Stock deemed outstanding as August 14, 2007 (calculated on a fully diluted basis, assuming exercise of all outstanding options, warrants (including any Additional Warrants outstanding as of that date [the Existing Warrants]) and other convertible securities, and issuance of such Restricted Common Shares, but not including the Contingent Warrants or any shares of common stock to be issued in a Qualified Public Offering.
          (b) The Issuer shall deliver a global certificate representing the Restricted Common Shares (the “Restricted Common Share Certificate”) to the Restricted Common Shares Escrow Agent pursuant to the terms of the Restricted Common Shares Escrow Agreement promptly following the Qualified Public Offering. The Restricted Common Shares will be held by the Escrow Agent under the Restricted Common Shares Escrow Agreement for 360 days from the date of the Qualified Public Offering (the “Escrow Period”). During the Escrow Period, the Restricted Common Shares Recipients will be entitled to all dividends or other distributions declared with respect to the Restricted Common Shares and will have all voting rights with respect to the Restricted Common Shares, but will not have the right to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Restricted Common Shares. At the end of the Escrow Period, the Issuer will cause the Restricted Common Shares Escrow Agent to deliver the Restricted Common Shares to the Restricted Common Shares Recipients in accordance with the terms of the Restricted Common Shares Escrow Agreement.
          (c) The Issuer shall use commercially reasonable efforts to identify the beneficial owners of the Notes as of the Restricted Common Shares Determination Date, including appropriate inquiries of the Depository, Participants, and other broker-dealers, commercial banks, trust companies or other nominees. The Restricted Common Shares Recipients will be identified in a schedule to the Restricted Common Shares Escrow Agreement, which schedule will also identify the number of Restricted Common Shares held in escrow for the benefit of each Restricted Common Shares Recipient. The number of Restricted Common Shares held for the benefit of each Restricted Common Shares Recipient will be that number (rounded down to the nearest whole number) of Restricted Common Shares equal to the product of (i) 7,204,835 multiplied by (ii) a fraction (A) the numerator of which is the aggregate principal amount of Discount Notes beneficially owned by the Restricted Common Shares Recipient on the Restricted Common Shares Determination Date and (B) the denominator of which is the aggregate principal amount of Discount Notes outstanding on the Restricted Common Shares Determination Date.
          (d) The Issuer shall take all action deemed necessary to ensure that, from such date and at all times thereafter, it has reserved and kept available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or the authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Restricted Common Shares.”
• Section 4.18 of the Indenture will be amended to add the following Section 4.18(d):
          “(d) Notwithstanding anything in this Section 4.18 to the contrary, if the Restricted Common Shares are issued in the name of and delivered to the Restricted Common Shares Escrow Agent following the Qualified Public Offering in accordance with Section 2.19, the provisions of the foregoing Section 4.18(a) shall become null and void and be of no further force and effect; and the Issuer shall have no obligation to issue any Additional Warrants [Contingent Warrants] pursuant to Section 4.18(a) hereof.”
     If the Proposed Indenture Amendment is approved, it will provide, among other things, that:
•	upon consummation of the Qualified Public Offering, IdleAire will deliver the Restricted Common Stock to an escrow for the benefit of the Restricted Common Shares Recipients;

•	upon issuance and delivery of the Restricted Common Shares to the escrow, the Cash Flow Provision will become null and void, and be of no further force and effect; and IdleAire will not be required to issue any Contingent Warrants to Note Holders even if IdleAire’s consolidated cash flow for the fiscal year ended December 30, 2008 is less than $40 million; and

•	in the absence of a Qualified Public Offering, the Cash Flow Provision will remain operative and in full force and effect.
     The Restricted Common Shares will not be registered at the time of their issuance. In addition to the restrictions on transfer provided by the escrow, Restricted Common Shares Recipients cannot sell, dispose or engage in any hedging transactions with respect to the Restricted Common Shares unless in compliance with the Securities Act of 1933, as amended. The certificates representing the Restricted Common Shares will bear a legend reflecting these restrictions.

     No Restricted Common Shares will be issued if any of the following occurs:
•	the Requisite Indenture Consents are not received on or prior to the Expiration Date;

•	the Consent Solicitation is withdrawn for any reason; or

•	there is no Qualified Public Offering.
     The Proposed Indenture Amendment requires for effectiveness the receipt of the Requisite Indenture Consents. In determining whether the Requisite Indenture Consents have been received, Letters of Consent shall be deemed effective with respect to the Proposed Indenture Amendment described herein as of the Expiration Date unless properly revoked prior to such date.
     If the Indenture Amendment is duly executed and delivered by IdleAire and the Trustee, and IdleAire delivers to the Trustee an officers’ certificate from IdleAire certifying that Requisite Indenture Consents have been received (and not properly revoked) and have been accepted by IdleAire, the Indenture Amendment will be binding on all Note Holders and their transferees, regardless of whether such Note Holders consented to the Proposed Indenture Amendment. The execution and delivery of the Indenture Amendment could adversely affect the market price of the Notes or otherwise be adverse to the interests of the Note Holders.
The Proposed Warrant Amendment
     Section 19 of the Warrant Agreement governing the Existing Warrants provides that any amendment to the Warrant Agreement that has an adverse effect on the interests of the Warrant Holders shall require the written consent of Warrant Holders holding at least a majority of the outstanding Existing Warrants (determined with respect to the number of underlying Warrant Shares). IdleAire is soliciting consents from Warrant Holders in accordance with this provision.
     Set forth below is a summary of the Proposed Warrant Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the Warrant Amendment, a form of which is attached hereto as Annex II. Any capitalized terms which are used in the following summary of the Proposed Warrant Amendment has the meanings assigned thereto in the Warrant Agreement.
•	Section 1 of the Warrant Agreement will be amended to add the following definitions:
          “Qualified Public Offering” means the closing on or before June 30, 2008 of the initial underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate net proceeds to the Company from such offering (before underwriters discounts and commissions) are not less than $100 million.

•	The Warrant Agreement will be amended to add a new Section 11A as follows:
     “Section 11A. Lock-Up on Qualified Public Offering.
     (a) The holders of any Warrant outstanding at the time of a Qualified Public Offering will not, during the period ending 180 days after the date of the prospectus relating to the Qualified Public Offering (the “Prospectus”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, the undersigned agrees that, without the prior written consent of the underwriters of the Qualified Public Offering, it will not, during the period ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this provision shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
     (b) In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. “
     If the Proposed Warrant Amendment is approved, the Warrant Amendment will provide that Warrant Holders may not transfer or otherwise dispose of the Existing Warrants, or any Warrant Shares, for 180 days following the Qualified Public Offering.

     If the Warrant Amendment is duly executed and delivered by IdleAire and the Warrant Agent after Requisite Consents to the Proposed Warrant Amendment have been received (and not properly revoked) and have been accepted by IdleAire, the Warrant Amendment will be binding on all Warrant Holders and their transferees, regardless of whether such Warrant Holders consented to the Proposed Warrant Amendment. The execution and delivery of the Warrant Amendment could be adverse to the interests of the Holders.

THE CONSENT SOLICITATION
     Holders are requested to read and consider carefully the information contained in this Consent Solicitation Statement and the Letter of Consent and to give their consent to the Proposed Amendments by properly completing and executing the accompanying Letter of Consent in accordance with the instructions set forth herein and therein prior to the Expiration Date.
Overview
     The Proposed Indenture Amendment requires for effectiveness receipt of the Requisite Indenture Consents. The Proposed Indenture Amendment also requires receipt by the Trustee of an officers’ certificate from IdleAire certifying that Requisite Indenture Consents have been received (and not properly revoked) and have been accepted by IdleAire.
     The Proposed Warrant Amendment requires for effectiveness receipt of the Requisite Warrant Consents.
     IdleAire will announce the effectiveness of the Proposed Amendments at or prior to 10:00 a.m. New York City time on the next business day following the Expiration Date.
     If Letters of Consent are not properly revoked prior to the Expiration Date, Holders having delivered such Letters of Consent shall be deemed to have consented to the Proposed Amendments described herein as of the Expiration Date in their capacities as Note Holders and/or Warrant Holders, as applicable.
     The delivery of a Letter of Consent will not affect a Holder’s right to sell or transfer the Notes prior to the Expiration Date; provided however, to give the transferee revocation rights with respect to the Consent given by the transferor, such transferor must provide the transferee with a duly executed proxy at the time of the transfer.
     If the Proposed Indenture Amendment is duly executed and delivered by IdleAire and the Trustee, the Indenture Amendment will be binding on all Note Holders and their transferees, regardless of whether such Note Holders have consented to the Proposed Indenture Amendment.
     The Existing Warrants and the Warrant Shares are not registered. Warrant Holders cannot sell, dispose or engage in hedging transactions with respect to Existing Warrants and Warrant Shares unless in compliance with the Securities Act of 1933, as amended.
     If the Warrant Amendment relating to the Proposed Warrant Amendment is duly executed and delivered by IdleAire and the Warrant Agent, the Warrant Amendment will be binding on all Warrants Holders and their transferees, regardless of whether such Warrant Holders have consented to the Proposed Warrant Amendment.

     Beneficial owners of the Notes or Existing Warrants who wish to deliver a Consent to the Proposed Amendments, and whose Notes or Existing Warrants are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other nominee institution must contact such nominee promptly and instruct such nominee, as the actual Holder of such Notes or Existing Warrants, to execute promptly and deliver a Letter of Consent on behalf of the beneficial owner prior to the Expiration Date.
     None of the Trustee, the Warrant Agent, the Information Agent, the Tabulation Agent or any of their respective affiliates is making any recommendation in connection with the Consent Solicitation.
Restricted Common Shares
     Assuming the receipt of the Requisite Indenture Consents and the effectiveness of the Indenture Amendment on or immediately after the Expiration Date, upon consummation of a Qualified Public Offering, IdleAire will issue in the name of an institutional escrow agent and deliver to an escrow for the benefit of the Restricted Common Shares Recipients 7,204,835 shares of common stock, representing approximately 5.0% of the total number of shares of IdleAire’s common stock deemed outstanding as of the Record Date (calculated on a fully diluted basis, assuming exercise of all outstanding options, warrants (including Existing Warrants) and other convertible securities, and the issuance of the Restricted Common Shares, but not including the Contingent Warrants or any shares of common stock to be issued in a Qualified Public Offering).
Record Date
     The Record Date for the determination of Holders eligible to consent pursuant to the Consent Solicitation is 5:01 p.m., New York City time, on August 14, 2007. This Consent Solicitation Statement and the accompanying Letter of Consent are being sent to all Holders. IdleAire reserves the right, within the terms of the Indenture and the Trust Indenture Act of 1939, as amended, and/or the Warrant Agreement, as applicable, to establish from time to time any new date as the Record Date and, thereupon, any such new date will be deemed to be the “Record Date” for purposes of the Consent Solicitation. The transfer of Notes or Existing Warrants after the Record Date will not have the effect of revoking any consent theretofore validly given by a Holder, and each properly completed and executed Letter of Consent, will be counted, notwithstanding any subsequent transfer of the Notes or Existing Warrants to which such Letter of Consent relates, unless the procedure for properly revoking consents described herein and in the Letter of Consent is satisfied.
Conditions to Acceptance of Consents
     The obligation of IdleAire to accept Letters of Consent prior to the Expiration Date that have not been validly delivered and not properly revoked is subject to the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened), that (in the case of any action or proceeding, if adversely determined) would make unlawful or enjoin the implementation of the Proposed Amendments, the due execution and delivery of the Indenture Amendment or the Warrant Amendment or that would question the legality or validity of either of the Proposed Amendments.
Expiration Date; Extensions; Amendments
     The “Expiration Date” means 10:00 a.m., New York City time, on September 13, 2007, unless IdleAire further extends the period during which the Consent Solicitation is open, in which case the term “Expiration Date” means the latest time and date to which the Consent Solicitation is further extended, or unless the Consent Solicitation is terminated or withdrawn. Consents will expire at 5:00 P.M., New York City, time on the Expiration Date if the Required Consents have not been obtained by that time.
     To further extend the Expiration Date, IdleAire will notify the Tabulation Agent in writing or orally (with written confirmation to follow) of any extension and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the extension of the Expiration Date, and may do so as late as the business day after the previously scheduled Expiration Date. Without limiting the manner in which IdleAire may choose to make such announcement, IdleAire will not, unless otherwise required by applicable law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as IdleAire deems appropriate. IdleAire may extend the Consent Solicitation on a daily basis or for such specified period of time as it determines. Failure by any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Consent Solicitation.
     Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, IdleAire expressly reserves the right, subject to applicable law, at any time prior to the Expiration Date to (i) terminate or withdraw the Consent Solicitation for any reason, (ii) waive any of the conditions to the acceptance of consents; (iii) extend the Expiration Date, (iv) amend the terms of the Consent Solicitation, (v) purchase Notes or Existing Warrants from time to time, including during the Consent Solicitation; or (vi) modify the form or amount of the consideration to be offered pursuant to the Consent Solicitation; provided, however, if the Consent Solicitation is amended or modified in a manner determined by IdleAire in good faith to constitute a material adverse change to the Holders, IdleAire will promptly disclose such amendments or modification in a manner it deems in good faith appropriate and will, if appropriate, extend the Consent Solicitation for a period it deems in good faith adequate to permit the Holders to deliver and/or revoke their consents. Even if a Holder has validly delivered (and not revoked) consents, such consents may not be accepted by IdleAire if all of the other conditions to acceptance of consents have not been satisfied or waived, if the Consent Solicitation is terminated or withdrawn for any reason, or if the Indenture Amendment or Warrant Amendment does not otherwise become effective for any reason.

Procedures for Consenting
     All Letters of Consent that are properly executed and received by the Tabulation Agent prior to the Expiration Date and not properly revoked will be given effect in accordance with the specifications herein.
     Holders who desire to deliver their Consents should so indicate by completing, signing and dating the accompanying Letter of Consent included herewith and delivering it to the Tabulation Agent at the address set forth in the Letter of Consent, in accordance with the instructions contained herein and therein. Signatures must be guaranteed in accordance with the instructions in the Letter of Consent, except as otherwise indicated in such instructions. Although IdleAire reserves the right to accept any Letters of Consent received by IdleAire, the Trustee, the Warrant Agent or the Information Agent, Letters of Consent should not be delivered to IdleAire, the Trustee, the Warrant Agent or the Information Agent.
     Only Holders are eligible to consent to the Proposed Amendments. Any beneficial owner of Notes or Existing Warrants who is not a Holder must arrange with the person who is the Holder or such Holder’s assignee or nominee to execute and deliver a Letter of Consent on behalf of such beneficial owner. Cede & Co., is the nominee for DTC. For purposes of the Consent Solicitation, DTC has authorized Participants set forth in the position listing of DTC as of the Record Date to execute Letters of Consent as if they were the Holders of the Notes or the Existing Warrants held of record in the name of DTC or the name of its nominee. Accordingly, for purposes of the Consent Solicitation, the term “Holder” shall be deemed to include such Participants.
     The Letter of Consent must be executed in exactly the same manner as the name of the Holder appears on the Notes or the Existing Warrants, as the case may be. An authorized Participant must execute the Letter of Consent exactly as its name appears on DTC’s position listing as of the Record Date. If the Notes or the Existing Warrants are held of record by two or more joint Holders, all such Holders must sign the Letter of Consent. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to IdleAire of such person’s authority to so act. If the Notes or Existing Warrants are registered in different names, separate Letters of Consent must be executed covering each form of registration. If a Letter of Consent is executed by a person other than the Holder, then such person must have been authorized by proxy or in some other manner acceptable to IdleAire to execute the Letter of Consent on behalf of the Holder. Any beneficial owner of the Notes or Existing Warrants who is not a Holder of record must arrange with the person who is the Holder of record or such Holder’s assignee or nominee to execute and deliver a Letter of Consent on behalf of such beneficial owner.
     If a Consent to the Proposed Indenture Amendment relates to less than all the Notes held of record as of the Record Date by the Holder providing such consent, such Holder must indicate on the Letter of Consent the aggregate dollar amount (in integral multiples of $1,000 principal amount) of such Notes to which the consent relates.

Otherwise, the consent will be deemed to relate to all such Notes. If a Consent to the Proposed Warrant Amendment relates to fewer than the number of Existing Warrants held of record as of the Record Date by the Holder providing such consent, such Holder must indicate on the Letter of Consent the aggregate number of Existing Warrants to which the Consent relates. Otherwise, the Consent will be deemed to relate to all Existing Warrants held by such Holder.
     A Holder must complete, sign and date the Letter of Consent (or a photocopy or facsimile thereof) for such Holder’s Notes and/or Existing Warrants and deliver such Letter of Consent to the Tabulation Agent by mail, first-class postage prepaid, hand delivery, overnight courier or by facsimile transmission at the address or facsimile number of the Tabulation Agent set forth on the back cover page hereof. Delivery of Letters of Consent should be made sufficiently in advance of the Expiration Date to assure that the Letter of Consent is received prior to the Expiration Date.
     IdleAire reserves the right to receive Letters of Consent by any other reasonable means or in any form that reasonably evidences the giving of a consent.
     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of consents and revocations of consents will be resolved by IdleAire whose determinations will be binding. IdleAire reserves the absolute right to reject any or all consents and revocations that are not in proper form or the acceptance of which could, in the opinion of IdleAire’s counsel, be unlawful. IdleAire also reserves the right to waive any irregularities in connection with deliveries, which IdleAire may, but is not obligated to, require to be cured within such time as IdleAire determines. None of IdleAire, the Trustee, the Tabulation Agent, the Information Agent or any other person shall have any duty to give notification of any such irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Letters of Consent, or notices of revocation will not be deemed to have been made until such irregularities have been cured or waived. IdleAire’s interpretation of the terms and conditions of the Consent Solicitation (including this Consent Solicitation Statement and the accompanying Letter of Consent and the instructions to each) will be final and binding on all parties.
Revocation of Consents
     Holders having delivered Consents prior to the Expiration Date may revoke such Consents at any time prior to the Expiration Date in accordance with the procedures described herein. Holders delivering Consents on or after the date of this Consent Solicitation Statement may not revoke such consents at any time after the Expiration Date, unless IdleAire is required by applicable law to permit such revocation.
     To be valid, a notice of revocation must (i) be in writing, (ii) contain the name of the Holder and the aggregate principal amount of the Notes or the number of Existing Warrants to which it relates, (iii) either be signed in the same manner as the original Letter of Consent, or accompanied by a duly executed proxy or other authorization (in form satisfactory to IdleAire) by the Holder, and (iv) be received by the Tabulation Agent in accordance with the instructions contained herein prior to the Expiration Date. All revocations of consents must be sent to the Tabulation Agent at its address set forth in the Letter of Consent.
     All properly completed and executed Letters of Consent received prior to the Expiration Date will be counted, notwithstanding any transfer of any Notes to which such Letters of Consent relate, unless IdleAire receives from a Holder (or a subsequent holder that has received a proxy from the relevant Holder) a written notice of revocation or a changed Letter of Consent bearing a date later than the date of the prior Letter of Consent, at any time prior to the Expiration Date. A consent to the Proposed Amendments by a Holder will bind the Holder and every subsequent holder of such Notes (or portion of such Notes) or Existing Warrants (or portion of such Existing Warrants), even if notation of the consent is not made on such Notes or Existing Warrants.
     A transfer of Notes or Existing Warrants after the Record Date must be accompanied by a duly executed proxy from the relevant Holder if the subsequent transferee is to have revocation rights with respect to a consent to the Proposed Amendments given by a Holder.
INFORMATION AGENT AND TABULATION AGENT
Information Agent
     IdleAire has retained Jefferies & Company, Inc. as Information Agent with respect to the Consent Solicitation. IdleAire has instructed the Information Agent that the Information Agent may not solicit acceptances of, or make any recommendation regarding acceptance or rejection of, the Consent Solicitation. Other than reimbursement for reasonable out-of-pocket expenses, including the reasonable fees and expenses of their counsel, incurred in connection with rendering services as the Information Agent, Jefferies will not receive any fees for its services as Information Agent. IdleAire has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under securities laws, in connection with the Consent Solicitation.
Tabulation Agent
     IdleAire has retained Wells Fargo Bank, N.A., as Tabulation Agent (the “Tabulation Agent”) with respect to the Consent Solicitation. For the services of the Tabulation Agent, IdleAire has agreed to pay reasonable and customary fees and to reimburse the Tabulation Agent for its reasonable out-of-pocket expenses incurred in connection with rendering such services.
     Request for assistance in completing and delivering Letters of Consent or requests for additional copies of the Consent Solicitation Statement or the Letter of Consent should be directed to the Tabulation Agent at its address and telephone number set forth on the back cover page hereof. The executed Letter of Consent and any other documents required by the Letter of Consent should be sent to the Tabulation Agent at the address set forth in the Letter of Consent, and not to IdleAire, the Trustee, the Warrant Agent or the Information Agent.
     Questions with respect to the terms of the Consent Solicitation should be directed to any of the Company, the Information Agent or the Tabulation Agent, as applicable, in accordance with its contact information set forth on the back cover page of this Consent Solicitation Statement.
Fees and Expenses
     IdleAire will bear the costs of the Consent Solicitation and will reimburse the Trustee for the reasonable and customary expenses that the Trustee incurs in connection with the Consent Solicitation. IdleAire will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries (other than the Information Agent and the Tabulation Agent) for their reasonable and customary expenses in forwarding this Consent Solicitation Statement, the accompanying Letter of Consent and other materials to beneficial owners of the Notes and Existing Warrants.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following summary describes certain material U.S. federal income tax consequences of the Consent Solicitation, and the Proposed Amendment. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations and judicial and administrative rulings as in effect and existing on the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary, however, does not purport to be legal or tax advice to Holders or any other person. IdleAire has not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made and positions taken in this summary. Therefore, there is no assurance that the IRS would not assert a position contrary to the positions stated below, or that a court would not agree with any such assertion. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the Consent Solicitation, or the Proposed Amendment.
     This summary does not discuss any aspects of state, local, estate, gift or foreign tax laws, and it applies only to Notes that are held as capital assets (within the meaning of Section 1221 of the Code). This discussion does not describe all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to Holders subject to special rules, such as:
•	certain financial institutions;

•	insurance companies;

•	brokers or dealers in securities or foreign currencies;

•	persons holding Notes as part of a straddle, conversion transaction, hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities treated as partnerships for U.S. federal income tax purposes, or partners in such partnerships;

•	persons subject to the alternative minimum tax;

•	tax-exempt entities;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	certain U.S. expatriates.

     Holders are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Tax Consequences to U.S. Holders
     As used herein, the term “U.S. Holder” means a beneficial owner of a Note for U.S. federal income tax purposes that is:
•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to primary supervision by a court within the United States and with respect to which one or more U.S. persons have the authority to control all substantial decisions, or (b) has made a valid election under applicable Treasury regulations to be treated as a U.S. person.
     Special rules, not discussed in this summary, may apply to persons holding Notes through partnerships or pass-through entities treated as partnerships for U.S. federal income tax purposes. Such persons should consult their own tax advisors with respect to these rules.
     Debt Modification Rules
     Generally, the modification of a debt instrument (including a modification that requires consent of both the issuer and the holder) will be treated as a “deemed exchange” of an “old” debt instrument for a “new” debt instrument for U.S. federal income tax purposes if such modification is “significant” within the meaning of the Treasury regulations promulgated under Section 1001 of the Code (the “Reissuance Regulations”). Such a deemed exchange would be a taxable event unless a non-recognition provision of the Code were to apply. Under the Reissuance Regulations, the modification of a debt instrument is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Reissuance Regulations provide that an agreement by a holder to stay collection or temporarily waive an acceleration clause or similar default right is not, by itself, a modification until the forbearance remains in effect for a period that exceeds at least two years following the issuer’s failure to perform. Further, a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Reissuance

Regulations also provide that a change in the yield of certain debt instruments generally constitutes a significant modification if the yield of the modified debt instrument varies from the yield of the unmodified debt instrument by more than the greater of 25 basis points or 5 percent of the annual yield on the unmodified debt instrument. The Reissuance Regulations, however, do not provide a clear objective test to determine in all circumstances when legal rights or obligations should be considered to have been altered to a degree that is economically significant.
     Tax Consequences of Significant Modification. Because the adoption of the Proposed Amendment requires the Requisite Consents, it is likely to constitute a modification under the Reissuance Regulations. Moreover, while not entirely free from doubt, such modification is also likely to be considered a significant alteration of the economic rights and obligations resulting in a deemed exchange for U.S. federal income tax purposes by the Holders of Old Notes for New Notes. However, such a deemed exchange likely will also constitute a tax-free recapitalization if both the Old Notes and the New Notes are treated as “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury regulations promulgated thereunder and has not been clearly defined by judicial decisions. An instrument constitutes a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years are unlikely to be treated as “securities,” but the IRS has publicly ruled that a debt instrument with a term of two years may be a “security” if received in a reorganization in exchange for a former security having substantially the same maturity date and terms (other than interest rate). The “old” Notes had an original term of seven years, and the “new” Notes have a remaining term of approximately 64 months.
     Deemed Exchange Qualifies as a Tax-Free Recapitalization
     IdleAire intends to take the position that, although not free from doubt, both the Old Notes and the New Notes should be treated as securities and that the deemed exchange should constitute a tax-free recapitalization for U.S. federal income tax purposes. If, contrary to IdleAire’s expectations, any such deemed exchange were not to qualify as a tax-free recapitalization with respect to the Notes, the tax consequences of the adoption of the Proposed Amendment would be those described below under “Deemed Exchange Does Not Qualify as Tax-Free Recapitalization.” Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their own tax advisors regarding the classification of the Notes as “securities” for federal income tax purposes and the application of the recapitalization rules.
     If the deemed exchange is treated as a tax-free recapitalization, generally no gain or loss will be recognized by a U.S. Holder (except to the extent that (i) the New Notes received are attributable to accrued but unpaid interest on the Old Notes, which amount should be taxable as ordinary interest income in accordance with such holder’s method of accounting for U.S. federal income tax purposes; or (ii) the principal amount of the New Notes received exceeds the principal amount of the Old Notes surrendered.). Generally, the principal amount for these purposes should be the face amount or stated principal amount of the Notes deemed exchanged. Because the Proposed Amendment does not in any way amend the principal amount of the Notes, the principal amount of the “new” Notes that Holders would be deemed to have received in the deemed exchange should not exceed the principal amount of the “old” Notes that Holders would be deemed to have surrendered pursuant to the deemed exchange.
     A U.S. Holder will have an initial tax basis in the New Notes received in the deemed exchange (except to the extent attributable to accrued but unpaid interest on the Old Notes) equal to the Holder’s tax basis in the Old Notes deemed exchanged therefor immediately prior to the deemed exchange, increased by any gain recognized in the exchange. The holder’s tax basis in any New Notes attributable to accrued but unpaid interest on the Old Notes will equal the amount of interest income recognized in the exchange. The Holder’s holding period for the New Notes will include the period during which the Holder held the Old Notes deemed surrendered in the deemed exchange, except that the holding period for the New Notes attributable to accrued but unpaid interest on the Old Notes will begin on the date of receipt.
     Subject to a statutory de minimis exception, if the issue price of a New Note at the time of the deemed exchange is less than its stated principal amount, the New Note will have original issue discount for U.S. federal income tax purposes. The issue price of the New Notes will be determined as described below under the heading “Deemed Exchange Does Not Qualify as a Tax-free Recapitalization,” and generally will be their fair market value, provided that the Old Notes or the New Notes are treated as “publicly traded” within the meaning of the applicable Treasury regulations. Original issue discount generally must be included in a U.S. Holder’s gross income on a constant yield basis in advance of the receipt of cash attributable to the discount. Any amount included in income as original issue discount will increase the U.S. Holder’s tax basis in the New Note. If a U.S. Holder’s tax basis in a New Note is greater than the issue price of the New Note, the U.S. Holder generally will be considered to have acquisition premium, which will reduce the amount of original issue discount required to be included in income. If a U.S. Holder’s tax basis in a New Note is greater than the principal amount of the New Note, the U.S. Holder generally will be considered to have bond premium, and will not be required to include any original issue discount in income. The U.S. Holder may elect to amortize the bond premium against interest payable on the New Note (to the extent the bond premium is not attributable to the conversion feature of the New Notes), and any bond premium in excess of the original issue discount and interest may be deductible over the term of the New Notes. Any amount of amortized bond premium will decrease the U.S. Holder’s tax basis in the New Note.
     Subject to a de minimis exception, if a U.S. Holder holds Old Notes that were acquired (other than at original issue) at a discount from the principal amount of such Old Notes (i.e., a “market discount”), and did not elect to include such market discount in income on a current basis, any accrued market discount on the Old Notes generally will carry over to the New Notes. If the New Notes are issued with original issue discount, then the New Notes will be treated as having market discount only to the extent that the issue price of the New Notes exceeds a U.S. Holder’s tax basis in the New Notes.
     Deemed Exchange Does Not Qualify as a Tax-Free Recapitalization
     If the deemed exchange is not treated as a tax-free recapitalization, a U.S. Holder generally will recognize gain or loss on such deemed exchange in an amount equal to the difference (if any) between the issue price of the New Notes and such U.S. Holder’s adjusted tax basis in the Old Notes.
     The “issue price” of the New Notes will depend on whether the Old Notes or the New Notes are “publicly traded” within the meaning of applicable Treasury regulations, and will not include amounts treated as received with respect to accrued interest on the Old Notes (which would be taxable as ordinary interest income). If either the Old Notes or the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes (if the New Notes are publicly traded) or the Old Notes (if the New Notes are not publicly traded), in each case on the date of the deemed exchange. If neither the Old Notes nor the New Notes are publicly traded, the issue price of the New Notes will equal their stated principal amount. IdleAire believes that the Old Notes and the New Notes are not publicly traded within the meaning of the applicable Treasury regulations.
     If the deemed exchange is treated as a wash sale within the meaning of Section 1091 of the Code, U.S. Holders will not be allowed to currently recognize any loss resulting from the deemed exchange. Instead, such loss will be deferred, and will be reflected as an increase in the basis of the New Notes. U.S. Holders should consult their own tax advisors regarding whether the deemed exchange may be subject to the wash sale rules.
     Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the time of the deemed exchange, the Old Notes have been held for more than one year. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A U.S. Holder’s holding period for a New Note will commence on the date immediately following the date of the deemed exchange, and the U.S. Holder’s initial tax basis in the New Note will be the issue price of the New Note.
     Subject to a de minimis exception, if a U.S. Holder holds Old Notes acquired (other than at original issue) at a discount from the principal amount of such Old Notes (i.e., a “market discount”), any gain recognized by the holder on the deemed exchange of the Old Notes will be recharacterized as ordinary interest income to the extent of accrued market discount that has not previously been included as ordinary income.
     Subject to a statutory de minimis exception, if the issue price of a New Note at the time of the deemed exchange is less than its stated principal amount, the New Note will have original issue discount for U.S. federal income tax purposes. Original issue discount generally must be included in a U.S. Holder’s gross income on a constant yield basis in advance of the receipt of cash attributable to the discount. Any amount included in income as original issue discount will increase the U.S. Holder’s tax basis in the New Note.
     Holders are strongly urged to consult their tax advisors with respect to the deemed exchange resulting from the adoption of the Proposed Amendment and the U.S. tax consequences resulting from such deemed exchange.
     Information Reporting and Backup Withholding
     Information returns will be filed with the IRS in connection with any interest payments (including any deemed interest payments with respect to the deemed exchange of Old Notes for New Notes, any payments of stated interest or Special Interest and any payments attributable to original issue discount). A U.S. Holder will be subject to U.S. backup withholding at the applicable rate (currently 28%) on such payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding deducted from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.
     U.S. Holders should consult their own tax advisors as to the tax consequences of the Consent Solicitation, including whether the Notes are securities for U.S. federal income tax purposes, whether the Notes are publicly traded for U.S. federal income tax purposes, and whether the wash sale rules apply.
Tax Consequences to Non-U.S. Holders
     As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note for U.S. federal income tax purposes that is not a U.S. Holder or a partnership or pass-through entity treated as a partnership for U.S. federal income tax purposes.
     This discussion is not addressed to Non-U.S. Holders who own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of IdleAire entitled to vote, who are controlled foreign corporations related to IdleAire through stock ownership, or who, on the date of acquisition of the Notes, owned Notes with a fair market value of more than 5% of the fair market value of the common stock of IdleAire. Additionally, this discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are engaged in a trade or business in the United States with which the Notes are effectively connected, or who are individuals present in the United States for 183 days or more in the taxable year of disposition. Such Non-U.S. Holders will generally be subject to special rules and should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their particular situation.
     Deemed Exchange of Notes

     Subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on a deemed exchange of Old Notes for a combination of New Notes and Restricted Common Shares (as described above) should not be subject to U.S. federal income tax.
     Generally, deemed payments of interest (including original issue discount, if any) to any Non-U.S. Holder on a deemed exchange of Old Notes for New Notes should not be subject to U.S. federal withholding tax, provided that the Non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person.
     Information Reporting and Backup Withholding
     Information returns will be filed with the IRS in connection with any interest payments (including any deemed interest payments with respect to the deemed exchange of Old Notes for New Notes, any payments of stated interest or Special Interest and any payments attributable to original issue discount). Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, the Non-U.S. Holder may be subject to U.S. backup withholding on such payments. The certification procedures required to claim the exemption from withholding tax on interest as described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.
* * * * *
     Pursuant to U.S. Treasury Regulations (31 CFR Part 10, §10.35), Holders are hereby advised that the foregoing summary does not purport to be legal or tax advice and was not intended or written to be used, and cannot be used by a Holder or any other person, for the purpose of avoiding penalties imposed by the Internal Revenue Code.

FORWARD-LOOKING STATEMENTS
     This Consent Solicitation Statement and the information incorporated by reference in this Consent Solicitation Statement may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.
     Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding market acceptance of our ATE® systems, the number of parking spaces and locations we expect to install, competition, the seasonal nature of our business, economic conditions, regulatory matters and litigation and other risks as well as our negotiation of agreements with third parties. These assumptions may prove to be inaccurate. In addition, large-scale construction projects such as the rollout of our ATE® systems, entail significant risks, including shortages of materials or skilled labor, dependence on third party electrical power and telecommunications providers, unforeseen regulatory problems, work stoppages, weather interference, and unanticipated cost increases. The anticipated costs and construction periods are based on budgets and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met.
     You should not place undue reliance on any of these forward-looking statements, which are based on our current expectations and assumptions. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

WHERE YOU CAN FIND MORE INFORMATION
     IdleAire is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected, without charge, and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a web site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. IdleAire incorporates by reference into this Consent Solicitation Statement any future filings IdleAire may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than document or information deemed to have been furnished but not filed in according with SEC rules), after the date of this Consent Solicitation Statement and prior to the Expiration Date and the termination or withdrawal of the Consent Solicitation.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement. IdleAire is not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. In addition, any information contained on IdleAire’s website is not a part of this Consent Solicitation Statement or the related Letter of Consent.
     IdleAire will provide, without charge, to each Holder to whom this Consent Solicitation Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents relating to IdleAire that are incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to IdleAire: Attn: James H. Price, 410 N. Cedar Bluff Road, Knoxville, TN 37923; Tel: (865) 342-3640; Email: jhprice@idleaire.com.

MISCELLANEOUS
     This Consent Solicitation is not being made to, and Letters of Consent will not be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Consent Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, IdleAire may in its discretion take any action that it deems necessary to make the Consent Solicitation in any such jurisdiction and to extend the Consent Solicitation to Holders in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on behalf of IdleAire by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
     NEITHER THIS CONSENT SOLICITATION STATEMENT NOR THE LETTER OF CONSENT NOR ANY RELATED DOCUMENTS HAVE BEEN APPROVED OR REVIEWED BY THE SEC OR ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY. NO AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT OR ANY RELATED DOCUMENTS, AND IT IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.
     Letters of Consent must be delivered on or before the Expiration Date by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee institution to the Tabulation Agent at its address set forth below.
The Tabulation Agent for the Consent Solicitation is:
Wells Fargo Bank, N.A.
Corporate Trust Services
625 Marquette Avenue
MAC N9311-110
Minneapolis, MN 55479
Attn: IdleAire Administrator
Banks and Brokers call: (612) 667-8485
By Facsimile:
(For Eligible Institutions Only):
(612) 667-9825
Confirmation:
(612) 667-8485

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Attn: Renee Kuhl	Attn: Renee Kuhl	Attn: Renee Kuhl
MAC N9311-110	MAC N9311-110	Northstar West Building - 11th Floor
625 Marquette Avenue	625 Marquette Avenue	625 Marquette Avenue
Minneapolis, MN 55479	Minneapolis, MN 55479	Minneapolis, MN 55479
     Requests for assistance in completing and delivering the Letter of Consent or requests for additional copies of this Consent Solicitation Statement, the accompanying Letter of Consent and other related documents should be directed to the Information Agent or the Company:
The Company may be contacted at:
IdleAire Technologies Corporation
410 N. Cedar Bluff Road
Knoxville, TN 37923
Attn: James H. Price
(865) 342- 3640
The Information Agent for the Consent Solicitation is:
Jefferies & Company
The Metro Center
One Station Place, 3 North
Stamford, CT 06902
Attn: Timothy Lepore
(203) 708-5831